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Exhibit 2.1

EXECUTION COPY

INFORMATION HOLDINGS INC.,

THE THOMSON CORPORATION

and

THYME CORPORATION

AGREEMENT AND PLAN OF MERGER

Dated as of June 28, 2004

i

INDEX TO DISCLOSURE SCHEDULES

        Any information provided in any Disclosure Schedule hereto (other than in SECTION 1 or SECTION 4.8 of the Disclosure Schedules) is considered disclosed in each and every other Disclosure Schedule hereto (other than SECTIONS 4.2, 4.6 and 4.7 of the Disclosure Schedules) as to which such information is applicable, to the extent that it is apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure Schedule. The Company agrees that the disclosure in SECTION 4.8 of the Disclosure Schedules does not, and is not intended to, qualify any of its representations and warranties in this Agreement other than the representations and warranties in SECTION 4.8 hereof. Any disclosure in any Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be "material," shall not be construed against the Company, as an assertion that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

SECTION 1	Patent Licensing Agreements
SECTION 4.1	Subsidiaries
SECTION 4.2	Capitalization
SECTION 4.4	No Conflict and Consents
SECTION 4.6	SEC Filings; Financial Statements
SECTION 4.7	Absence of Certain Changes or Events
SECTION 4.8	Litigation
SECTION 4.9	Employee Benefit Plans
SECTION 4.10	Properties
SECTION 4.11	Intellectual Property
SECTION 4.12	Insurance
SECTION 4.15	Material Contracts
SECTION 4.16	Taxes
SECTION 5.1	Conduct of Business Pending Closing

        Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Information Holdings Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted schedules and exhibits upon request therefor by the Securities and Exchange Commission.

v

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2004 (the "Agreement"), among Information Holdings Inc., a Delaware corporation (the "Company"), The Thomson Corporation, a Delaware corporation ("Parent"), and Thyme Corporation, a Delaware corporation and a Subsidiary of Parent ("Merger Sub").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have each determined that it is advisable and in the best interests of their respective stockholders for Merger Sub to merge with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Boards of Directors of the Company, Merger Sub and Parent have each approved the Merger;

        WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and has determined that the consideration to be paid for each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") in the Merger is fair to the holders of such shares;

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into a Voting and Proxy Agreement with respect to the voting of Company Common Stock with respect to the Merger (the "Voting Agreement"); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the Chief Executive Officer of the Company is entering into a non-competition agreement and a director of the Company is delivering a release agreement to Parent.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I.

DEFINITIONS

        Adverse Recommendation Change: shall have the meaning set forth in SECTION 5.2(b) hereof.

        Affiliate: shall mean with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

        Agreement: shall have the meaning set forth in the introduction hereto.

        Board of Directors: shall have the meaning set forth in the recitals hereto.

        Business Day: shall mean any day, other than Saturday, Sunday or a federal holiday or any other day in which commercial banks are required or authorized to close in New York, New York.

        Certificate of Merger: shall have the meaning set forth in SECTION 2.3 hereof.

        Certificate: shall have the meaning set forth in SECTION 2.7(a) hereof.

        Closing: shall have the meaning set forth in SECTION 2.2 hereof.

        Closing Date: shall have the meaning set forth in SECTION 2.2 hereof.

        Code: shall mean the Internal Revenue Code of 1986, as amended.

        Company: shall have the meaning set forth in the introduction hereto.

        Company Acquisition Agreement: shall have the meaning set forth in SECTION 5.2 hereof.

        Company Common Stock: shall have the meaning set forth in the recitals hereto.

        Company Employee Benefit Plans: shall have the meaning set forth in SECTION 4.9(a) hereof.

        Company Intellectual Property Rights: shall have the meaning set forth in SECTION 4.11(d) hereof.

        Company Leases: shall have the meaning set forth in SECTION 4.10(b) hereof.

        Company Material Contracts: shall have the meaning set forth in SECTION 4.15 hereof.

        Company Multiemployer Plan: shall have the meaning set forth in SECTION 4.9(e) hereof.

        Company Preferred Stock: shall have the meaning set forth in SECTION 4.2(a) hereof.

        Company Representatives: shall have the meaning set forth in SECTION 5.2(a) hereof.

        Competition Law: means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        Confidentiality Agreement: shall mean that certain Confidentiality Agreement, dated April 21, 2004, by and between Company and Parent.

        Derivative Security: shall mean any option, warrant, put, call, restricted stock award, stock appreciation right, phantom stock award or other right to acquire shares of capital stock or other equity interests of the Company or other rights that are linked to the price or value of the Company's business or the Company Common Stock, which in any case is issued by the Company or any Subsidiary of the Company.

        DGCL: shall have the meaning set forth in the recitals hereto.

        Disclosure Schedules: shall mean the disclosure schedules delivered by the Company to Parent pursuant to this Agreement.

        Dissenting Shares: shall have the meaning set forth in SECTION 2.8(a) hereof.

        Effective Time: shall have the meaning set forth in SECTION 2.3 hereof.

        Environmental Laws: shall have the meaning set forth in SECTION 4.13 hereof.

        ERISA: shall have the meaning set forth in SECTION 4.9(a) hereof.

        Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

        Exchange Agent: shall have the meaning set forth in SECTION 2.9(a) hereof.

        Exchange Fund: shall have the meaning set forth in SECTION 2.9(a) hereof.

        Excluded Shares: shall have the meaning set forth in SECTION 2.7(b) hereof.

        Fee Account: shall have the meaning set forth in SECTION 8.2(b)(i) hereof.

        Filed SEC Reports: shall have the meaning set forth in SECTION 4.6(c) hereof.

        GAAP: shall mean United States generally accepted accounting principles.

        Governmental Entity: any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, in each case domestic or foreign.

        HSR Act: shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Indemnified Parties: shall have the meaning set forth in SECTION 6.8(a) hereof.

        Intellectual Property Rights: shall have the meaning set forth in SECTION 4.11(a) hereof.

        In-the-Money Options: shall mean any Options or other securities convertible into or exchangeable for shares of Company Common Stock that (i) are outstanding immediately before the Effective Time and (ii) have an exercise or conversion price of less than the Merger Consideration.

        Knowledge: shall mean the actual knowledge of the following persons, after reasonable investigation: Mr. Mason P. Slaine, Mr. Vincent A. Chippari, Mr. Jay Nadler and Mr. Daniel Videtto and Mr. Michael Baycroft.

        License Agreements: shall have the meaning set forth in SECTION 4.11(c) hereof.

        Licensed Intellectual Property: shall have the meaning set forth in SECTION 4.11(c) hereof.

        Material Adverse Effect: shall mean a change or effect on the business of the Company or any of its Subsidiaries that, or state of facts, circumstance, development or occurrence (any such item, an "Effect") that, individually or taken together with all other Effects, is materially adverse to (a) the business, operations, assets or, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement without material delay; provided, however, that the term "Material Adverse Effect" shall not include any Effect to the extent resulting from: (i) a change in law or GAAP or the interpretation thereof that applies generally to the industries in which the Company or its Subsidiaries operate; (ii) any change, occurrence, development, event, series of events or circumstances (A) affecting the industries in which the Company or any of its Subsidiaries operate, (B) affecting the general economy of any nation or region in which the Company or any of its Subsidiaries operate, (C) affecting national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or (D) arising from the execution of this Agreement, the announcement of the Merger or the transactions contemplated hereby (including, but not limited to, cancellations in customer orders, reduction in sales, disruption in suppliers, distributors, partners or similar relationships, or loss of employees, and any litigation brought by stockholders of the Company in connection with the Merger), except, in the case of clauses (A), (B) and (C), if such Effect materially disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to the other entities operating in such industries, nations or regions or in the United States, respectively, and except, in the case of clause (D), for (x) any litigation if the underlying claim is not dependent on the announcement or pendency of the Merger and (y) any Effect to the extent related to a breach of the Company's representations and warranties in SECTIONS 4.4 and 4.15; and (iii) any change, occurrence, development, event, series of events or circumstances resulting from compliance with the terms of, or the taking of any action required by, this Agreement.

        Merger: shall have the meaning set forth in the recitals hereto.

        Merger Sub: shall have the meaning set forth in the recitals hereto.

        NYSE: shall mean the New York Stock Exchange.

        Option Plan: shall have the meaning set forth in SECTION 2.10 hereof.

        Options: shall have the meaning set forth in SECTION 2.10 hereof.

        Owned Intellectual Property: shall have the meaning set forth in SECTION 4.11(b) hereof.

        Parent: shall have the meaning set forth in the introduction hereto.

        Patent Licensing Agreements: shall mean the Patent Licensing/Sale Agent Agreements listed on SECTION 1 of the Disclosure Schedules as in effect on the date hereof.

        Person: shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

        Products: shall have the meaning set forth in SECTION 4.11(a) hereof.

        Proxy Statement: shall have the meaning set forth in SECTION 6.1(a) hereof.

        Sarbanes-Oxley Act: shall mean the Sarbanes-Oxley Act of 2002.

        SEC: shall mean the Securities and Exchange Commission.

        SEC Reports: shall have the meaning set forth in SECTION 4.6(a) hereof.

        Securities Act: shall mean the Securities Act of 1933, as amended.

        Stockholder Approval: shall have the meaning set forth in SECTION 4.22 hereof

        Stockholders Meeting: shall have the meaning set forth in SECTION 6.1(a) hereof.

        Subsidiary: shall mean any corporation or other legal entity of which a Person (either alone or together with any other Subsidiary) owns more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        Superior Proposal: means any bona fide offer or proposal by a Third Party to acquire, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or more than 50% of the Company Common Stock then outstanding pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or other equity interests, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or its Subsidiaries, and (i) otherwise on terms consisting of cash and/or securities which the Board of Directors determines in good faith (after consultation with its financial advisor) to have a higher value than the consideration payable in the Merger and to be more favorable to the Company's stockholders than the Merger, in each case after taking into account at the time of determination any changes to the terms of this Agreement that as of that time have been proposed by Parent and (ii) which, in the good faith judgment of the Board of Directors, is reasonably likely to be consummated in a timely manner, taking into account all other legal, financial, regulatory and other aspects of such Takeover Proposal; provided, however, that no Takeover Proposal will be deemed to be a Superior Proposal if consummation of the transaction contemplated thereby is subject to a financing condition and the financing required to satisfy such condition is not fully committed pursuant to a commitment letter from one or more institutions which are capable of providing such financing.

        Surviving Corporation: shall have the meaning set forth in SECTION 2.1 hereof.

        Surviving Corporation Common Stock: shall have the meaning set forth in SECTION 2.7(c) hereof.

        Takeover Proposal: means any inquiry, offer or proposal by a Third Party relating to, or that is reasonably likely to lead to, the acquisition, directly or indirectly, 20% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the Company Common Stock then outstanding pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or other equity interests, sale of assets, tender offer, exchange offer, recapitalization, liquidation, joint venture or similar transaction with respect to either the Company or its Subsidiaries.

        Tax or Taxes: shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits, alternative, environmental or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign); (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

        Tax Return: shall mean any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

        Termination Date: shall have the meaning set forth in SECTION 8.1(b)(iii) hereof.

        Termination Fee: shall have the meaning set forth in SECTION 8.2(b)(i) hereof.

        Third Party: shall mean any Person or group other than Parent, Merger Sub or any Affiliate thereof.

        Voting Agreement: shall have the meaning set forth in the Recitals hereto.

        United States Bank: shall have the meaning set forth in SECTION 2.9(f).

ARTICLE II.

THE MERGER

        SECTION 2.1.    The Merger.

        At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the state of Delaware, as a wholly owned Subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter referred to as the "Surviving Corporation."

        SECTION 2.2.    Closing.

        The closing of the Merger (the "Closing") shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m. EST on the second Business Day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in SECTION 7.1, provided, however, if on such day the conditions set forth in SECTION 7.2 or SECTION 7.3 have not been satisfied (or, to the extent permitted by law, waived by the party entitled to the benefits thereof), then the Closing shall occur as soon as possible thereafter but no later than the second Business Day after such satisfaction or (ii) at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        SECTION 2.3.    Effective Time.

        Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file, a certificate of merger (the "Certificate of Merger"), in accordance with Section 251 of the DGCL, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with Section 251 of the DGCL or at such later time as may be specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time."

        SECTION 2.4.    Effect of the Merger.

        At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 2.5.    Subsequent Actions.

        If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        SECTION 2.6.    Certificate of Incorporation; Bylaws; Directors and Officers.

  (a)
  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in the form of Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

  (b)
  The Bylaws of Merger Sub, as in effect immediately before the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

  (c)
  The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

        SECTION 2.7.    Conversion of Securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

  (a)
  Cancellation and Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any Excluded Shares and any Dissenting Shares) shall, at the Effective Time, be cancelled and extinguished and be converted into the right to receive (i) $28.00 in cash payable to the holder thereof, without interest thereon and subject to Section 2.9, upon surrender of the certificate (the "Certificate") representing such shares of Company Common Stock (the "Merger Consideration"). As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any shares of Company Common Stock shall cease to have any rights with respect thereto; provided that all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares), shall retain the right to receive the Merger Consideration, without interest, upon the surrender of such Certificate in accordance with SECTION 2.9 hereof.

  (b)
  Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately before the Effective Time (collectively, the "Excluded Shares") shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto.

  (c)
  Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent (or a Subsidiary thereof) at the Effective Time.

        SECTION 2.8.    Dissenting Shares.

  (a)
  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any stockholder who has delivered to the Company, prior to the vote of stockholders at the Stockholders Meeting, a written notice in accordance with Section 262 of the DGCL, of such stockholder's intent to demand payment for such stockholder's shares of Company Common Stock if the Merger is effected and who shall have not voted such shares of Company Common Stock in favor of the approval and adoption of this Agreement and who shall otherwise be entitled to demand appraisal and shall have duly complied with all the requirements of such Section 262 (collectively, the "Dissenting Shares") shall not be converted or exchangeable into the right to receive the Merger Consideration pursuant to SECTION 2.7(a), but instead shall be converted into the right to receive payment of the fair value of such Dissenting Shares from the Surviving Corporation in accordance with the provisions of Section 262 of the DGCL; provided, however, that if such stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right to demand and obtain payment under Section 262 of the DGCL or a court of competent jurisdiction shall have determined that such stockholder is not entitled to the relief provided by said section, then the right of such holder of Dissenting Shares to be paid the fair value of such stockholders Dissenting

Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to SECTION 2.7(a), without any interest thereon, upon surrender of the Certificate or Certificates representing such shares of Company Common Stock.

  (b)
  The Company shall give Parent (i) prompt notice of any notice or other instruments received by the Company pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

  (c)
  Dissenting Shares, if any, shall be cancelled after payments of fair value in respect thereto have been made to dissenting stockholders of the Company pursuant to the DGCL.

        SECTION 2.9.    Surrender of Shares; Stock Transfer Book.

  (a)
  Exchange Agent. Prior to the mailing of the Proxy Statement, Parent shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. Immediately after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, funds in amounts and at the times necessary for the payment for exchange in accordance with this Article II, of the Merger Consideration (such cash consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of Parent, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose (except as provided in SECTION 2.9(f)).

  (b)
  Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, upon proper delivery to the Exchange Agent of such Certificate and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions in effecting the surrender of such Certificate for the Merger Consideration. Each holder of record of a Certificate upon surrender thereof to the Exchange Agent (together with the letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Exchange Agent), shall be entitled to the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such Certificate surrendered shall have been converted pursuant to SECTION 2.7(a). The Exchange Agent shall accept such Certificate upon compliance with the terms and conditions of this SECTION 2.9 and such other reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Certificate which has been converted, in whole or in part, pursuant to this Agreement into the right to receive the Merger Consideration, and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration. If any cash is to be remitted to a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation, its transfer agent, or the Exchange Agent any transfer or other Taxes required by reason thereof, or establish to the satisfaction of the Surviving Corporation, its transfer agent or Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by SECTION 2.7(a). No interest will be paid or will accrue on any cash payable as Merger Consideration. Parent shall pay all charges and expenses of the Exchange Agent in connection with payment of the Merger Consideration.

  (c)
  No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofor represented by such Certificates.

  (d)
  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, as of such date and to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

  (e)
  No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f)
  Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent in: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States with a remaining term at the time of acquisition thereof not in excess of 90 days; (ii) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States or a state thereof having a combined capital surplus in excess of $500,000,000 (a "United States Bank"); (iii) commercial paper issued by a domestic corporation and given the highest rating by Standard & Poor's Corporation and Moody's Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days; or (iv) demand deposits with any United States Bank. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

  (g)
  Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

  (h)
  Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by Parent, the posting by such Person of a bond in such form and reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, defaced or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

        SECTION 2.10.    Options and Option Plans.

        The Company shall take all reasonable actions necessary to provide that, as of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under the Company's 1998 Stock Option Plan, as amended (the "Option Plan"), whether or not then exercisable or vested, shall be cancelled and shall be of no further force or effect and, in consideration of such cancellation, the holders thereof shall be entitled to receive an amount in cash equal to the product of (i) the amount by which (x) the Merger Consideration exceeds (y) the applicable per share exercise price of the Option subject to cancellation, if any, and (ii) the number of shares subject to such Option at the time of such cancellation. Such amount shall be subject to reduction by applicable Tax withholding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF
PARENT & MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        SECTION 3.1.    Organization and Good Standing.

        Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

        SECTION 3.2.    Capitalization.

        All of the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and non-assessable and are owned directly and indirectly beneficially and of record by Parent (or a Subsidiary thereof) free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever.

        SECTION 3.3.    Authority Relative to This Agreement.

        Parent and Merger Sub have the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceeding on the part of Parent or Merger Sub is necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of their respective obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, when duly executed by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        SECTION 3.4.    No Conflict and Consents.

        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not (i) conflict with, contravene or violate any law, regulation, court order, judgment or decree applicable to Parent or Merger Sub or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or Bylaws or other organizational documents of either Parent or Merger Sub or (iii) require any consent under or result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their property is bound or affected, except for any conflicts, violations, breaches or defaults, terminations, cancellations or rights of terminations or cancellation which, assuming the exercise of any rights of termination or cancellation, would not reasonably be likely to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

        SECTION 3.5.    Governmental Approvals and Required Filings.

        Except for (i) the filings under the Exchange Act, the HSR Act and any other applicable Competition Law and the rules and regulations promulgated thereunder and (ii) the filing of the Certificate of Merger in accordance with Section 251 of the DGCL, neither Parent, Merger Sub nor any of their Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent and Merger Sub; and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Merger Sub or any of their Subsidiaries in connection with the execution, delivery or performance of this Agreement by Parent and Merger Sub; except in each case where the failure to obtain or make such waivers, filings, consents, approvals or authorizations or to submit such notice or report would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

        SECTION 3.6.    Financing Arrangements.

        Parent and/or Merger Sub have available funds sufficient in amount to pay the Merger Consideration at the Effective Time and any and all related fees and expenses.

        SECTION 3.7.    No Prior Activities.

        Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

        SECTION 3.8.    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub, other than Bear, Stearns & Co. Inc., whose fees and expenses shall be paid by Parent.

        SECTION 3.9.    Information Supplied.

        None of the information supplied by Parent or Merger Sub or their officers, directors, representatives, agents or employees, for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Stockholders Meeting, any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Proxy

Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Parent or Merger Sub and provided to the Company. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to the information supplied or to be supplied by the Company or any Affiliate thereof for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

        SECTION 4.1.    Organization and Qualification; Subsidiaries.

  (a)
  Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent copies of (i) its Certificate of Incorporation and Amended and Restated Bylaws and the certificate of incorporation and bylaws (or certificate of formation and limited liability company agreement or other similar organizational documents) of each of its Subsidiaries, in each case as amended and (ii) the minutes of all meetings (and actions by written consent in lieu thereof) of the stockholders, the Board of Directors and each committee thereof of the Company and each of its Subsidiaries held since January 1, 2001 (except, in the case of the Company, for minutes of meetings of the Board of Directors held after June 20, 2004).

  (b)
  SECTION 4.1 of the Disclosure Schedules sets forth a true and complete list of all of the Company's Subsidiaries, together with the jurisdiction of incorporation, formation or organization of each Subsidiary.

        SECTION 4.2.    Capitalization.

  (a)
  The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share (the "Company Preferred Stock"). As of June 27, 2004, (i) 20,917,073 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) 1,007,020 shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company as treasury shares and (iv) Options to acquire 1,064,186 shares of Company Common Stock from the Company pursuant to the Option Plan were issued and outstanding. Except as set forth in SECTION 4.2(a) of the Disclosure Schedules or as otherwise described in this SECTION 4.2(a), there are no outstanding rights, subscriptions, warrants, puts, calls, preemptive rights, options or other Derivative Securities or agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company.

  (b)
  All the outstanding capital stock or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in SECTION 4.2(b) of the Disclosure Schedules, are owned by the Company or one of its Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. Except as set forth in SECTION 4.2(b) of the Disclosure Schedules, there are no outstanding rights, subscriptions, warrants, puts, calls, preemptive rights, options or other Derivative Securities or agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of any Company Subsidiary. SECTION 4.2(b) of the Disclosure Schedule sets forth, as of the close of business on June 27, 2004, all outstanding Options, the number of shares subject thereto, the grant dates and exercise prices and vesting schedule and the names of the holders thereof.

          (c)   Except as described in this SECTION 4.2, and except for 1,064,186 shares of Company Common Stock reserved for issuance as of June 27, 2004 upon the exercise of outstanding Options and 921,741 shares of Company Common Stock reserved for issuance as of June 27, 2004 upon the exercise of Options available for grant under the Option Plan, no securities of the Company, or Derivative Securities, were reserved for issuance or outstanding. All shares of Company Common Stock that may be issued upon exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or vote or, as except as set forth in SECTION 4.2(b) of the Disclosure Schedules, transfer or dispose of, any shares of capital stock or Derivative Securities of the Company or any of its Subsidiaries. The Company is not a party to any voting agreements with respect to any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement, other than the Voting Agreement, there are no proxies or voting agreements with respect thereto. Other than as set forth in SECTION 4.2(c) of the Disclosure Schedules and other than the capital stock or other equity interests of each Subsidiary of the Company, none of the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of or other equity interests of any Person. No shares of Company Common Stock are owned by any Subsidiary of the Company.

        SECTION 4.3.    Authority Relative to This Agreement.

        The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger at the Stockholders Meeting, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, when duly executed by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        SECTION 4.4.    No Conflict and Consents.

        Except as set forth in SECTION 4.4 of the Disclosure Schedules with respect to clause (iii) below, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with, contravene or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Company's Certificate of Incorporation or Amended and Restated Bylaws or equivalent organizational documents of any of its Subsidiaries or (iii) conflict with, require any consent under or result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any acceleration of any obligation or to a loss of a material benefit under, or give to others any rights of termination or cancellation of, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or result in the creation of a lien or encumbrance on any of the property or assets of the Company or any of its Subsidiaries pursuant to, any contract, instrument, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their property is bound or affected, except for any conflicts, violations, breaches or defaults, terminations, cancellations or rights of terminations or cancellation, which, assuming the exercise of any rights of termination or cancellation, would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.5.    Governmental Approvals and Required Filings.

        Except for (i) applicable filings under the Exchange Act (including the Proxy Statement), (ii) the filings under the HSR Act and the rules and regulations promulgated thereunder and any other applicable Competition Law, (iii) the filing of the Certificate of Merger in accordance with Section 251 of the DGCL and (iv) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, the Company and each of its Subsidiaries is not required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to make such filing would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the foregoing sentence or SECTION 4.5 of the Disclosure Schedules, no other waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby except where the failure to obtain or make such waivers, consents, approvals or authorizations would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.6.    SEC Filings; Financial Statements.

          (a)   Except as set forth in SECTION 4.6(a) of the Disclosure Schedules, the Company has filed with the SEC all forms, reports, registration statements, proxy statements and other documents and materials, together with any amendments required to be made with respect thereto, required to be filed with the SEC since January 1, 2001 (collectively, the "SEC Reports"). Except as set forth in SECTION 4.6(a) of the Disclosure Schedules with respect to clause (i) below, the SEC Reports, as of their respective dates (or as of the date of the last amendment thereof, if any such SEC Report was amended after the filing), (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of any comment letters received from the SEC and responses of the Company with respect thereto since January 1, 2001. No Company Subsidiary is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

          (b)   The audited and unaudited consolidated financial statements contained in the SEC Reports comply as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or in the case of unaudited financial statements as permitted by the Securities Act, the Exchange Act or Regulation S-X) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the periods indicated (except in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Act, the Exchange Act or Regulation S-X). Each of the Company and each of its Subsidiaries maintains internal control over financial reporting and disclosure controls and procedures required by Rule 13a-15 under the Exchange Act.

          (c)   Except as set forth in the SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed SEC Reports"), the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Filed SEC Reports, since March 31, 2004, the Company and its Subsidiaries have not incurred any liabilities other than (i) liabilities and obligations incurred in the ordinary course of business or (ii) other liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.7.    Absence of Certain Changes or Events.

        Except as expressly permitted by this Agreement or as set forth in SECTION 4.7 of the Disclosure Schedules or the Filed SEC Reports, since December 31, 2003, the businesses of the Company and the Subsidiaries have been conducted in the ordinary course consistent with past practice and there has not been:

          (a)   any Effect which has resulted in or which would reasonably be expected to have a Material Adverse Effect;

          (b)   any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company or any Subsidiary;

          (c)   any material damage or loss to any material asset or property, whether or not covered by insurance;

          (d)   any change by the Company in accounting principles or practices (except as required to conform with any changes in GAAP); or

          (e)   any action taken by the Company or any of its Subsidiaries that would have been prohibited by the terms of Section 5.1 had this Agreement been in effect as of December 31, 2003 and had the consent of Parent not been first obtained by the Company.

        SECTION 4.8.    Litigation.

        Except as set forth in SECTION 4.8 of the Disclosure Schedules, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Entity or arbitrator or mediator which would, reasonably be expected to have a Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree.

        SECTION 4.9.    Employee Benefit Plans.

        (a)   SECTION 4.9(a) of the Disclosure Schedules sets forth a list of all material "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, that are maintained by the Company or any Subsidiary or Affiliate thereof or to which the Company or any Subsidiary or Affiliate thereof is obligated to contribute thereunder for current or former employees of the Company or any Subsidiary (the "Company Employee Benefit Plans").

        (b)   Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter to such effect, and, to the Company's Knowledge, nothing has occurred with respect to any such Company Employee Benefit Plan that would reasonably be expected to cause any such favorable determination letter to be unreliable.

        (c)   Copies of the following documents, to the extent applicable, with respect to each of the Company Benefit Plans, have been made available to Parent by the Company: (i) plan documents, related trust documents, annuity or insurance contracts and any amendments thereto; (ii) the most recent annual reports on Form 5500 filed with the IRS; (iii) the most recent IRS determination letter; and (iv) the most recent summary plan description and subsequent summaries of material modification; and (v) all government-provided notices received in connection with any Company Employee Benefit Plan.

        (d)   Each Company Employee Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms and with applicable laws, including if applicable, all provisions of ERISA and the Code (including rules and regulations thereunder). Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, no claim, investigation, audit, legal or regulatory proceeding (including any compliance resolution proceeding) involving or relating to any Company Employee Benefit Plan that would reasonably be expected to have a Material Adverse Effect is pending or, to the Company's Knowledge, threatened.

        (e)   Neither the Company nor any ERISA Affiliate has, or has had, any material liability under Title IV of ERISA or Section 412 of the Code. None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Company Multiemployer Plan"). Neither the Company, nor any Company ERISA Affiliate has maintained, sponsored or withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan which has not been satisfied in full.

        (f)    Except as provided in SECTION 4.9(f) of the Disclosure Schedules, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by the Company of its obligations hereunder will (i) result in any payment becoming due under any Company Employee Benefit Plan or under any agreement involving the Company or any Affiliate, (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

        (g)   The Company has the right at any time to amend or terminate each Company Employee Benefit Plan without incurring any material liability other than with respect to benefits that have already accrued under a retirement plan. Except to the extent required under Part 6 of Title I of ERISA or similar state laws, neither the Company nor any Affiliate has any material obligation or accrued liability in respect of post-retirement health, life or other welfare benefits for employees or former employees of the Company or an Affiliate.

        SECTION 4.10.    Properties.

        (a)   Except as set forth in SECTION 4.10(a) of the Disclosure Schedules, the Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its respective properties and assets, free and clear of all liens and other encumbrances other than: (i) liens reflected (or with respect to liabilities reflected) in the Company's most recent audited financial statements of the Company or any of its Subsidiaries included in the Filed SEC Reports; (ii) mechanics', workmen's or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company and its Subsidiaries as presently conducted; (iv) liens for Taxes not yet delinquent and assessments not in default; and (v) liens and other encumbrances that would not reasonably be expected to have a Material Adverse Effect.

        (b)   SECTION 4.10(b) of the Disclosure Schedules sets forth a true and complete list of (i) all real property owned in fee by the Company or any of its Subsidiaries and (ii) each lease or sublease relating to any real property leased by the Company or any of its Subsidiaries that requires future annual lease payments in excess of $50,000, together with all amendments and supplements thereto (collectively, the "Company Leases").

        (c)   Except as set forth in SECTION 4.10(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease, or subleased all or any part of the space demised thereby, to any Third Party.

        (d)   The Company has, or has caused to be, made available to Parent or its representatives copies of the Company Leases. To the Company's Knowledge, each Company Lease is valid and in full force and effect. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Company Leases to which it is a party, and enjoys peaceful and undisturbed possession under all Company Leases, except for instances of non-compliance or failures to enjoy peaceful and undisturbed possession that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.11.    Intellectual Property.

        (a)   Except as set forth in SECTION 4.11(a) of the Disclosure Schedules, each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, patent applications, trademarks and service marks (registered or unregistered), trade names, domain names, computer software (excluding commercially available, off-the-shelf software) and copyrights and applications and registrations therefor, trade secrets, know-how and all other intellectual property of any kind (collectively, the "Intellectual Property Rights") that are used in or necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, including for the commercialization, offering and distribution of the products and services of the Company and its Subsidiaries (the "Products"), except the failure of which would not reasonably be expected to have a Material Adverse Effect.

        (b)   SECTION 4.11(b) of the Disclosure Schedules sets forth a list of all patents, patent applications, trademark and service mark applications and registrations and registered copyrights and domain names owned by the Company or any of its Subsidiaries. With respect to each item of Intellectual Property Rights owned by the Company or any of its Subsidiaries ("Owned Intellectual Property"), the Company or the applicable Subsidiary is the sole owner of such Owned Intellectual Property free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever.

        (c)   SECTION 4.11(c) of the Disclosure Schedules sets forth a list of all the material licensing agreements to which the Company or any of its Subsidiaries is a party relating to the Intellectual Property Rights ("License Agreements", and Intellectual Property Rights licensed to the Company or any of its Subsidiaries, "Licensed Intellectual Property").

        (d)   Except as set forth in SECTION 4.11(d) of the Disclosure Schedules: (i) all Owned Intellectual Property and, to the Knowledge of Company, all Licensed Intellectual Property (collectively, "Company Intellectual Property Rights"), is in full force and effect, and has not through action or failure to act lapsed, been abandoned or otherwise been forfeited in whole or in part, (ii) there are not pending or, to the Knowledge of the Company, threatened any oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings or any other proceedings challenging the validity, enforceability, scope, duration, ownership, use, license rights or effectiveness of any Company Intellectual Property Rights; (iii) neither the Company nor any of its Subsidiaries has any pending or, to the Knowledge of the Company, threatened claim against any other Person or is aware of any violation, misappropriation, or infringement by any other Person of the Company's or any of its Subsidiaries' rights to or in connection with the Company Intellectual Property Rights; and (iv) the conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of any Person, and no claim has been asserted or threatened against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company or any of its Subsidiaries as currently conducted conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property Rights of any Person, except in each case as would not reasonably be expected to have a Material Adverse Effect.

        (e)   The Company and its Subsidiaries have taken all reasonable steps in order to safeguard and protect all Company Intellectual Property Rights, except as would not reasonably be expected to have a Material Adverse Effect.

        (f)    None of the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated hereby nor the performance by the Company of its obligations hereunder would reasonably be expected to adversely affect any rights of the Company or any of its Subsidiaries with respect to any of the Company Intellectual Property Rights, or the validity, enforceability, use, ownership, license rights, scope, effectiveness or duration of any such Intellectual Property Rights, except as would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.12.    Insurance.

        SECTION 4.12 of the Disclosure Schedules sets forth a list of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties that have policy periods that (i) commenced on or after the formation of the Company and (ii) end on or after the Closing Date. Copies or summaries of each such policy have been made available to Parent. No written notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. All such polices that have policy periods that end on or after the Closing Date are in full force and effect.

        SECTION 4.13.    Environmental.

        The Company and each of its Subsidiaries has obtained, maintained in effect and is in compliance with all material licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of any Governmental Entity relating to pollution or to health, safety or to the protection of the environment ("Environmental Laws") and is and, to the Knowledge of the Company, has in the past been in compliance with all Environmental Laws, and there are no circumstances with respect to the Company or any of its Subsidiaries relating to environmental matters, except where any such circumstances, non-compliance or failure to obtain or maintain in effect any material licenses, permits or other authorizations would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.14.    Compliance with Laws.

        Except as set forth on SECTION 4.14 of the Disclosure Schedules, the Company and each of its Subsidiaries are being, and since January 1, 2001 has been, operated in compliance with all laws, regulations, court orders, judgments, injunctions and decrees applicable thereto, and none of them has received, since such date, a written (or to the Knowledge of the Company oral) notice or other written communication alleging or seeking to investigate a failure so to comply, except for any instances of non-compliance which would not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.15.    Material Contracts.

        (a) SECTION 4.15(a) of the Disclosure Schedules sets forth the following contracts, arrangements and understandings ("contracts") that the Company or any of the Subsidiaries is a party to or bound by (collectively referred to herein as "Company Material Contracts"):

  (i)
  any "material plan of acquisition, disposition, reorganization, readjustment, succession, liquidation or arrangement" or "material contract" filed with the SEC pursuant to, or otherwise as described in, Item 601(b)(2) or Item 601(b)(10) of Regulation S-K of the SEC;

  (ii)
  any contract or agreement for the purchase or lease (as lessee) of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves aggregate payments by the Company or any of its Subsidiaries of $250,000 per year or more;

  (iii)
  any License Agreement, contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies, Intellectual Property Rights or other assets, or any material support or services agreements relating to Intellectual Property Rights, in each case that involves aggregate payments of $250,000 per year or more;

  (iv)
  any indenture, credit agreement, security agreement, mortgage, guarantee or contract evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (other than equipment leases involving aggregate annual payments of less than $250,000 per year);

  (v)
  any non-competition agreement or any other contract, agreement or obligation which purports to limit in any material respect the manner, or the localities, in which the businesses of the Company or any of its Subsidiaries or its Affiliates may be conducted, or granting any third party "most favored nation" status that, following the Merger, would apply to Parent or any of its Affiliates other than the Company;

  (vi)
  contract which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $1,000,000 and which is not terminable by the Company or any such Subsidiary without penalty or further payment and upon 90 (or fewer) days' notice;

  (vii)
  contract relating to the prosecution or protection of a third party's Intellectual Property substantially similar to the Patent Licensing Agreements; and

  (viii)
  any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement or other contract similar to any of the foregoing).

        (b)   Except as set forth in SECTION 4.15(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is in material violation or default (with or without the passage of time or the giving of notice or both) under, or has given or received written notice of any material violation or default under (nor, to the Knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default under) any Company Material Contract. To the Company's Knowledge, no other party to any Company Material Contract is (with or without the passage of time or the giving of notice or both) in material violation or default thereunder. Except as set forth in SECTION 4.15(b) of the Disclosure Schedules, the Company has, or has caused to be, made available to Parent or its representatives copies of all Company Material Contracts; provided, however, that in the case of customer contracts, only forms of such contracts have been provided.

        SECTION 4.16.    Taxes.

        (a)   Except as set forth in SECTION 4.16 of the Disclosure Schedules, the Company and its Subsidiaries have (i) timely filed (taking into account applicable extensions) all material Tax Returns required to be filed by any of them with respect to the Company or any of its Subsidiaries and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes of the Company (or its Subsidiaries, as applicable) shown to be due on such returns.

        (b)   Except as set forth in SECTION 4.16 of the Disclosure Schedules, (i) no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction, (ii) none of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, (iii) there are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary, (iv) there are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, (v) there are no encumbrances for Taxes upon the assets or properties of the Company or any of its Subsidiaries except for statutory encumbrances for Taxes not yet due, (vi) none of the Company or any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in a payment of a material amount that would not be deductible pursuant to the terms of Section 162(m) of the Code and (vii) each deficiency resulting from any audit or examination relating to Taxes of the Company, any of its Subsidiaries by any taxing authority (A) has been paid in full or (B) is being contested in good faith and has been adequately reserved for on the Company's financial statements in accordance with GAAP.

        (c)   The Company and each of its Subsidiaries has previously made available to Parent complete and accurate copies of (i) all audit reports and letter rulings relating to

Taxes due with respect to the income or business of the Company or any of its Subsidiaries, (ii) all federal income Tax Returns filed by or on behalf of the Company or any of its Subsidiaries with any taxing authority in the last three years, (iii) any closing agreement, settlement agreement or similar agreement or arrangement entered into by or on behalf of the Company or any of its Subsidiaries with any taxing authority and (iv) any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement entered into by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

        (d)   Except as set forth in SECTION 4.16(d) of the Disclosure Schedules, none of the Company or any of its Subsidiaries has any liability for (or indemnification or reimbursement obligation with respect to) Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local law), (ii) as transferee or successor, (iii) by contract, or (iv) otherwise. Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355 (e) of the Code) in conjunction with the Merger. The statutes of limitations for the federal income Tax Returns of the Company and its Subsidiaries have expired or otherwise have been closed for all Taxable periods ending on or before December 31, 2001. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code). Neither the Company nor any of its Subsidiaries will be required to recognize for Tax purposes in a Taxable period beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting in a Taxable period ending on or before the close of business on the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

        SECTION 4.17.    Labor Relations.

        Except as set forth in the Filed SEC Reports or SECTION 4.17 of the Disclosure Schedules: (i) each of the Company and its Subsidiaries is in compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law except any non-compliance which would not reasonably be expected to have a Material Adverse Effect; (ii) there is no labor grievance, arbitration, strike, slowdown, stoppage or lockout pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; and (iv) to the

Knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-union employees of the Company or any of its Subsidiaries.

        SECTION 4.18.    Brokers.

        No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent copies of all agreements between the Company and Morgan Stanley & Co. Incorporated pursuant to which Morgan Stanley & Co. Incorporated would be entitled to any payment relating to the transactions contemplated hereby.

        SECTION 4.19.    Section 203 of the DGCL.

        The Board of Directors of the Company has taken all action necessary such that the restrictions of Section 203 of the DGCL will not apply to the Merger, this Agreement or the Voting Agreement and the transactions contemplated hereby and thereby.

        SECTION 4.20.    Action of the Board of Directors.

        The Board of Directors, at a meeting duly called and held unanimously: (i) approved and adopted this Agreement, and the transactions contemplated hereby, including the Merger, and declared the Merger and this Agreement advisable; (ii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote for adoption and approval at a meeting of the Company's stockholders to be held as set forth in SECTION 6.2 and resolved to recommend, subject to SECTION 5.2 hereof, that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company.

        SECTION 4.21.    Information Supplied.

        None of the information supplied by the Company or its officers, directors, representatives, agents or employees, for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Stockholders Meeting, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company and provided to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement.

        SECTION 4.22.    Voting Requirements.

        The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of approving and adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any of the Company's capital stock necessary to approve or adopt this Agreement or the Merger or the consummation of the transactions contemplated by this Agreement.

        SECTION 4.23.    Opinion of Financial Advisor.

        The Company has received the opinion of Morgan Stanley & Co. Incorporated in customary form to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which has been or will within two Business Days of the date hereof be delivered to Parent.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 5.1.    Conduct of Business by the Company Pending the Closing.

        From the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to (i) carry on their respective businesses in the ordinary course and (ii) use commercially reasonable efforts to preserve intact their respective current business organizations, to keep their respective physical assets in good working condition, to maintain the confidential nature of and legal protections applicable to and keep in full force and effect their material Intellectual Property Rights, to keep available the services of their respective current executive officers and key employees and to maintain good working relationships with the Company's lessors, lessees, licensors, licensees, employees, contractors, distributors, developers, vendors, customers, suppliers or other Persons having a material business relationship with the Company. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) as set forth in SECTION 5.1 to the Disclosure Schedules, the Company shall not, and shall cause each of its Subsidiaries not to:

          (a)   amend its Certification of Incorporation or Amended and Restated Bylaws (or similar organizational documents);

          (b)   (i) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that its Subsidiaries may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity securities or any Derivative Securities; (ii) issue, deliver, sell, pledge, dispose of or encumber any (A) shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, puts, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests or (C) of its other securities, other than, in the case of clause (B), shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plan; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (c)   other than in the ordinary course of business consistent with past practice:

    (i)
    transfer, lease, license, sell, mortgage, pledge or otherwise dispose of or encumber any property or assets material to the Company and its Subsidiaries taken as a whole, subject in all cases to SECTION 5.2;

    (ii)
    create, incur, or assume any indebtedness for borrowed money;

    (iii)
    assume, guarantee, endorse or otherwise become liable or responsible for the obligations of, or enter into any "keep well" contract with respect to, any Person (other than a Subsidiary);

          (d)   acquire a significant portion of the capital stock or other equity interests of or assets of, or merge or consolidate with, or by any other manner acquire, any business or any other Person, or enter into any joint venture or similar agreement;

          (e)   make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to a Subsidiary, (B) customary travel, relocation or business advances to employees, (C) in accordance with the Company's investment program in compliance with the current guidelines therefor, which guidelines were made available to Parent prior to the date hereof (provided that it is understood that any failure by a Third Party investment manager to comply with such guidelines notwithstanding the Company's instructions so to comply shall not be deemed a breach of this Section 5.1(e)) or (D) capitalized expenditures (including capitalized software) in an individual amount less than $250,000 or in the aggregate less than $1,500,000 per calendar quarter);

          (f)    (i) increase (or accelerate the timing of) in any manner the compensation or benefits of any of its directors, executive officers or employees other than (except for its directors and executive officers) in the ordinary course of business consistent with past practice, (ii) enter into, establish, amend or terminate any employment, consulting, retention, change in control, incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund, or arrangement with, for or in respect of any stockholder, officer, director, other employee, agent, consultant or Affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement, (iii) grant any awards under any Company Employee Benefit Plan other than matching obligations pursuant to the Information Ventures 401(k) Savings and Retirement Plan in the ordinary course, (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or Company Employee Benefit Plan, (v) make any material determination under any agreement or Company Employee Benefit Plan that is inconsistent with the ordinary course of business or past practice, or (vi) adopt, enter into or amend any agreement or Company Employee Benefit Plan other than an offer letter to a new employee that provides for "at will" employment with no severance benefits;

          (g)   pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business or as required by their terms as in effect on the date of this Agreement;

          (h)   enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate, waive, release or assign any rights under, or fail to exercise any right to renew any lease or sublease of real property, in each case where such lease or sublease requires annual payments by or to the Company or any Subsidiary of more than $50,000 or is for a term of greater than 12 months; enter into, modify or terminate any Company Material Contract (or waive, release or assign any material rights or claims thereunder), including any contract involving any material Intellectual Property Right, other than any of the following in the ordinary course of business: (i) contracts with users, distributors or resellers of the Products relating to the sale or license of the Products, (ii) contracts with third party service providers to provide services to the customers of the Company or any of its Subsidiaries, (iii) consulting services contracts and (iv) settlement agreements as contemplated by any Patent Licensing Agreement with the consent of Parent (such consent not to be unreasonably withheld), in each case provided that such Company Material Contracts are not of the type described in clauses (iv) through (viii) of SECTION 4.15 and do not contain any "change in control" provisions;

          (i)    make any material changes in its reporting for Taxes; make or rescind any material Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability in excess of $50,000; or except as required by GAAP or applicable law, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices; or

          (j)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        If the Company wishes to implement an IT systems disaster back-up facility, Parent may elect that the Company shall utilize the facilities of a third party provider of IT systems back-up facilities (an "Off Site Service") for such purpose. If Parent shall so elect, the

Company and Parent shall mutually agree on acceptable third party providers therefor. Further, if the Company does wish to implement an IT systems back-up facility for its East Haven, CT facility (the "East Haven Facility") and the Parent does not make such election by the four month anniversary of the date of this Agreement ("the Four Month Date"), then, in the event that following the Four Month Date the East Haven Facility shall have an IT systems failure that would not have occurred if the Company were utilizing an Off Site Service for the East Haven facility, any revenues lost by the Company due to such failure shall be disregarded for purposes of any determination of Material Adverse Effect hereunder. If Parent does make such election and this Agreement is terminated in accordance with its terms, Parent shall bear the reasonable out-of-pocket expenses of the Company for the return of the Company's IT systems from the Off Site Service to the Company.

        SECTION 5.2.    No Solicitation.

        (a)   The Company shall, and shall cause its Subsidiaries and use reasonable efforts to cause its officers, directors, representatives and agents ("Company Representatives") to immediately cease any discussions or negotiations with any Third Party that may be ongoing with respect to a Takeover Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Company Representatives to, directly or indirectly, (i) solicit, initiate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or Merger Sub) any information in connection with, any Takeover Proposal; provided, however, that if, at any time prior to obtaining the Stockholder Approval, the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take the following-described action would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal (which the Board of Directors determines in good faith is reasonably likely to result in a Superior Proposal) which was unsolicited and did not otherwise result from a breach of this SECTION 5.2, and subject to providing three Business Days' prior written notice of its decision to take such action to Parent and subject to compliance with SECTION 5.2(c), (x) furnish information with respect to the Company, its Subsidiaries or any of its or its Subsidiaries' officers, directors, employees, representatives and agents to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement which contains terms that are in no respect less favorable to the Company than the terms of the Confidentiality Agreement and (y) participate in discussions and negotiations with such Person (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company or any Company Representative shall be deemed to be a breach of SECTION 5.2(a) by the Company. The Company shall not, and shall cause its Subsidiaries not to, release any Third Party from, or waive any provision of, any confidentiality or standstill agreement, unless, the Board of Directors determines in good faith (after consultation with outside counsel) that the failure to take such action with respect to a standstill agreement would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, but in any case, only prior to the Stockholder Approval being obtained.

        (b)   Except as set forth in this SECTION 5.2, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation or declaration of advisability by the Board of Directors, or any committee thereof, of this Agreement or the Merger or the transactions contemplated hereby, or resolve or agree to take any such action, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action described in the preceding clause (i) or this clause (ii) being referred to herein as an "Adverse Recommendation Change") or (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, joint venture or partnership agreement, option agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Takeover Proposal or resolve or agree to take any such action. Notwithstanding the foregoing, in the event that prior to the Stockholder Approval being obtained, (x) the Company receives a Superior Proposal and which was unsolicited and did not otherwise result from a breach of this SECTION 5.2 and (y) the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may, prior to the Stockholder Approval being obtained, and so long as at such time such Takeover Proposal continues to be a Superior Proposal (A) withdraw, modify or change its approval or recommendation or not make any recommendation of the Merger, (B) approve or recommend such Superior Proposal and/or (C) terminate this Agreement pursuant to SECTION 8.1(c)(i) (while concurrently causing the Company to enter into a definitive Company Acquisition Agreement with respect to such Superior Proposal).

        (c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this SECTION 5.2, the Company shall promptly advise Parent orally or in writing of any request for information or of any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal, the identity of the Person making such request or Takeover Proposal and any changes in any such request or to any such Takeover Proposal. The Company shall promptly provide to Parent any information concerning the Company or any of its Subsidiaries provided to any other Third Party who submitted a Takeover Proposal, which was not previously provided to Parent.

        (d)   Nothing contained in this SECTION 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 or Item 1012 of Regulation M-A promulgated under the Exchange Act or from making a "stop-look-and-listen" communication of the nature contemplated in, and otherwise in compliance with, Rule 14d-9(f) promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors (after consultation with outside legal counsel) would be required under applicable law; provided that the Company (and the Board of Directors and any committee thereof) may not, except as permitted by SECTION 5.2(b), withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation or declaration of advisability by the Board of Directors or any committee thereof of this Agreement, or the transactions contemplated hereby, including the Merger, or resolve or agree to take any such action, or approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal or resolve or agree to take any such action or cause the Company to enter into any Company Acquisition Agreement with respect to any Takeover Proposal.

ARTICLE VI.

ADDITIONAL AGREEMENTS

        SECTION 6.1.    Proxy Statement.

          (a)    As promptly as practicable after the date of the Agreement, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders (the "Stockholders Meeting") to consider the Merger (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement"). The Company shall as promptly as practicable (i) notify Parent of (A) the receipt of any oral or written comments from the SEC and (B) any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and the SEC or members of its staff with respect to the Proxy Statement. Notwithstanding anything to the contrary in SECTION 6.1(a), prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent (which approval shall not be unreasonably withheld or delayed). The Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger. Notwithstanding anything herein to the contrary, if (x) the Company receives a Superior Proposal which was unsolicited and did not otherwise result from a breach of SECTION 5.2 and (y) the Board of Directors has determined (in good faith after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors under applicable law, the Board of Directors may, as long as at such time such Takeover Proposal continues to be a Superior Proposal, determine (A) not to make or may withdraw, modify or change, such recommendation (provided that such determination shall not allow the Company to fail to file, mail and clear with the SEC the Proxy Statement and hold the Stockholders Meeting as described herein). The Company may, if it has complied with the provisions of SECTION 5.2 and this SECTION 6.1 and if it receives a Takeover Proposal (which is reasonably likely to result in a Superior Proposal) which was unsolicited and did not otherwise result from a breach of SECTION 5.2, delay the mailing of the Proxy Statement or the holding of the Stockholders Meeting, in each case, for such time (not to exceed five Business Days) as is necessary for the Board of Directors to consider such Takeover Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

          (b)    Parent and Merger Sub will furnish the Company with such information concerning Parent and Merger Sub and their Subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and Merger Sub and any of their Subsidiaries, to comply with applicable law. The Company, Parent and Merger Sub agree to cooperate in making any preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Exchange Act.

        SECTION 6.2. Stockholders Meeting.

        The Company shall, as promptly as practicable after the date of this Agreement establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting, and (except as provided in SECTION 5.2 and SECTION 6.1) will use its reasonable best efforts to obtain any necessary approval by the Company's stockholders of the Merger, regardless of whether any Adverse Recommendation Change has occurred. The obligations pursuant to this SECTION 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication of any Takeover Proposal.

        SECTION 6.3. Compliance with Law.

        Each of the Company, Parent and Merger Sub will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        SECTION 6.4. Notification of Certain Matters.

        Each party shall give prompt notice to the others of (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would reasonably be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or if any representation or warranty qualified by materiality or a Material Adverse Effect, then notification is required as to the occurrence or nonoccurrence of any event whose occurrence, or nonoccurrence would reasonably be likely to cause such representation or warranty contained in this Agreement to be untrue or inaccurate in all respects), (ii) any notice or other communication alleging that the consent of any Third Party is or may be required in connection with the transactions contemplated by this Agreement, provided that such consent would have been required to have been disclosed in this Agreement, (iii) receipt of any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, or (iv) the commencement or, to the respective party's knowledge, the threat of any litigation involving or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, or, to the respective party's knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement. The delivery of notice pursuant to this

SECTION 6.4 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice. Except as otherwise provided in such notice, the delivery of any such notice shall not be deemed an admission or an acknowledgment (x) that the subject matter of such notice is material or would reasonably be likely to result in a Material Adverse Effect or is outside of the ordinary course of business or inconsistent with past ractices or (y) that there has occurred an actual or anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement.

        SECTION 6.5. Access to Information.

        From the date hereof to the Effective Time or the time of termination of this Agreement, the Company shall, and shall cause its' and its Subsidiaries' and each of their representatives to (a) (i) afford Parent and its representatives (on two Business Days' advance notice by Parent to the Company's Chief Executive Officer), reasonable access during normal business hours to their respective properties, books, contracts, auditors, records and personnel having material knowledge of the transactions contemplated hereby and shall promptly furnish, cause to be promptly furnished or make available through the SEC's EDGAR system, to Parent (i) all information concerning their respective businesses as Parent or its representatives may reasonably request (including the work papers of Ernst & Young LLP, subject to any customary releases which may reasonably be required by Ernst & Young LLP) and (ii) a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of applicable securities laws and (ii) use its and their reasonable best efforts to cooperate with Parent with respect to its integration planning for the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access to the extent that: (i) any law (including any Competition Law), treaty, rule or regulation of any Governmental Entity requires the Company or any of its Subsidiaries to restrict or prohibit access to any such personnel, properties or information; (ii) such access would unreasonably disrupt the respective businesses and operations of the Company or any of its Subsidiaries; or (iii) such access would be reasonably likely to jeopardize the Company's attorney-client privilege (in which case the Company shall enter into any appropriate arrangements with Parent which will allow providing such access or investigation while providing reasonable assurance to the Company that its attorney-client privilege will not be jeopardized) and (b) subject to allowing the Company the opportunity to have its representative be included in the discussions with the customer and consistent with applicable law, to use its and their reasonable best efforts to make available to Parent access to the customers of the Company and its Subsidiaries so that Parent may have discussions with such customers. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and hereunder and other activities contemplated thereby or hereby.

        SECTION 6.6. Public Announcements.

        So long as this Agreement is in effect, no party hereto shall issue or permit their Affiliates to issue any press release or otherwise make any public statements with respect to the Merger without the prior consent of the other parties hereto (such consent not to be unreasonably withheld or delayed), except as may be required by law, rule or regulation (including, but not limited to, any NYSE rule or regulation) in which circumstances reasonable efforts shall be made to consult with the other party to the extent reasonably practicable. Notwithstanding the foregoing, the Company and Parent shall be permitted to make any filings to comply with the rules of the SEC (including the filing of the Proxy Statement).

        SECTION 6.7. Reasonable Best Efforts; Cooperation.

          (a)    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) filing as soon as practicable, and in any event within ten Business Days after the date hereof, notifications under the HSR Act, (ii) filing as soon as practicable any other notifications under any other Competition Law, (iii) complying as promptly as practicable with any requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information and documentary material, as well as responding to all inquiries and complying with all requests received from any other Governmental Entity in connection with any competition matters, (iv) cooperating in responding to inquiries from, and making presentations to, any other regulatory authorities and (v) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement or the transactions contemplated hereby, including using its reasonable best efforts to have lifted, vacated or reversed any injunction, order, decree, stay or temporary restraining order entered by any court or other Governmental Entity or any other legal bar to the consummation of the transactions contemplated by this Agreement, including all possible appeals.

          (b)    Nothing in this Section 6.7 or in this Agreement will require Parent or Merger Sub to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Company, Parent or Merger Sub or any of their Subsidiaries, (ii) limits Parent's or its Subsidiaries' freedom of action with respect to, or its or their ability to retain the Company and its Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses or (iii) in Parent's reasonable judgment would be expected to have a material adverse impact on any of its or its Subsidiaries' businesses or the businesses to be acquired by it pursuant to this Agreement either individually or in the aggregate; provided, however, that Parent shall agree to license or divest those of Parent's assets or businesses or products or product lines that individually or in the aggregate generated total worldwide revenues of up to the equivalent of USD $12,000,000 in the aggregate in 2003 if necessary to obtain any required regulatory approval prior to the Termination Date.

        SECTION 6.8. Agreement to Defend and Indemnify.

          (a)    The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Parent shall cause the Surviving Corporation and the Surviving Corporation shall for a period of six years following the Effective Time, indemnify and hold harmless, each of the Company's and its Subsidiaries' officers, directors, and employees, including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act in connection with the Merger, and in each case to the extent provided under the Certificate of Incorporation and Amended and Restated Bylaws of the Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company shall, and following the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall reasonably be satisfactory to the Company or Parent and the Surviving Corporation, promptly as statements therefor are received, to the extent that the Company is permitted to make such payments under applicable law and the Certificate of Incorporation and Amended and Restated Bylaws of the Company, and (ii) the Company, Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that neither the Company, Parent nor the Surviving Corporation shall be obliged pursuant to this SECTION 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts and shall continue in effect the indemnification provisions currently provided by the Certificate of Incorporation and Amended and Restated Bylaws of the Company for a period of not less than six years following the Effective Time to the extent that it is permitted to do so by applicable law. In satisfying its obligations under this SECTION 6.8, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the annualized premium for such policy based on the rate thereof as of the date of this Agreement (which annualized premium is hereby represented and warranted by the Company to be $929,500). If, during such six-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of 200% of the Company's annual premium therefor, the Surviving Corporation shall cause to be obtained as much insurance as can be obtained for an amount equal to 200% of the Company's annual premium on the date of this Agreement, on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts.

          (b)    Notwithstanding anything in this Agreement to the contrary, this SECTION 6.8 is intended to be for the benefit of and to grant Third Party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this SECTION 6.8.

        SECTION 6.9. State Takeover Laws.

        If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, the Company shall take all reasonable action necessary to render such statute or regulation inapplicable to the foregoing.

        SECTION 6.10. Employee Matters.

        As of the Effective Time, the Parent shall assume, or cause the Surviving Corporation to assume, all employment agreements and termination benefit agreements and arrangements which are in effect at the Company on the date hereof and Parent shall honor and satisfy, or cause the Surviving Corporation to honor and satisfy, all obligations and liabilities with respect to the Company Employee Benefit Plans. Notwithstanding the foregoing, the Surviving Corporation shall not be required to continue any particular Company Employee Benefit Plan after the Effective Time, and any Company Employee Benefit Plan may be amended or terminated in accordance with its terms and applicable law. To the extent that any Company Employee Benefit Plan (other than an equity-based compensation plan) is amended or terminated within the six-month period immediately following the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a benefit plan maintained by Parent or any of its Affiliates in accordance with the eligibility criteria thereof that provides the same type of benefit, provided that (i) such participants shall receive full credit for years of service with the Company or any Subsidiary (including any service with predecessor entities) prior to the Merger for purposes of eligibility and vesting but excluding benefit accrual or the amount of benefits, (ii) for at least the six-month period immediately following the Effective Time, such participants shall participate in Parent or Parent Affiliate benefit plans on terms no less favorable than those offered by Parent or its Affiliates to similarly situated employees of Parent or its Affiliates and (iii) Parent shall cause any and all preexisting conditions limitations (to the extent such limitations do not apply to a preexisting condition under the Company Employee Benefit Plan) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents.

ARTICLE VII.

CONDITIONS OF MERGER

        SECTION 7.1. Conditions for Each Party's Obligations to Effect the Merger.

        The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time (or, to the extent permitted by law, waived by all of the parties) of the following conditions:

          (a)    Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

          (b)    No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

          (c)    Competition Laws. Any waiting period (and any extension of such period) applicable to the Merger under the HSR Act or any other Competition Law shall have expired or have been terminated.

        SECTION 7.2. Conditions for Obligations of Parent and Merger Sub.

        The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time (or, to the extent permitted by law, waived by Parent and Merger Sub) of the following additional conditions:

          (a)    Representations and Warranties of the Company. Except as expressly contemplated or permitted by this Agreement, the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified), and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as if such representations and warranties were made at the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent and Merger Sub shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of Merger Sub. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time. Parent and Merger Sub shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

          (c)    Consents. All governmental consents, orders and approvals required for the consummation of the Merger, shall have been obtained and shall be in effect.

        SECTION 7.3. Conditions for Obligations of the Company.

        The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time (or, to the extent permitted by law, waived by the Company) of the following additional conditions:

          (a)    Representations and Warranties of Parent and Merger Sub. Except as contemplated or permitted by this Agreement, the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date). The Company shall have received a certificate of a duly authorized signatory of each of Parent and Merger Sub to the foregoing effect.

          (b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of each of Parent and Merger Sub to be performed or complied with by it under this Agreement at or prior to the Effective Time. The Company shall have received a certificate of a duly authorized signatory of each of Parent and Merger Sub to the foregoing effect.

          (c)    Consents. All governmental consents, orders and approvals required for the consummation of the Merger shall have been obtained and shall be in effect.

ARTICLE VIII.

TERMINATION

        SECTION 8.1. Termination.

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of the matters presented in connection with the Merger:

  (a)
  by the mutual written consent of Parent and the Company;

  (b)
  by either of Parent or the Company:

  (i)
  if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this SECTION 8.1(b)(i) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in such order, decree, ruling or other action;

  (ii)
  if the stockholders of the Company fail to approve the Merger in accordance with the DGCL at the Stockholders Meeting (or any postponement or adjournment thereof);

  (iii)
  if the Effective Time shall not have occurred on or before 5:30 p.m. EST on December 31, 2004 (the "Termination Date"); provided if all conditions to Closing have been satisfied by the Termination Date other than SECTION 7.1(c), then the right to terminate this Agreement under this SECTION 8.1(b)(iii) shall not be available to Parent until the later of the Termination Date or the tenth Business Day after the condition set forth in SECTION 7.1(c) has been satisfied; and provided, further, that the right to terminate this Agreement under this SECTION 8.1(b)(iii) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, or such later date in the event the condition set forth in SECTION 7.1(c) is not satisfied by the Termination Date;

  (c)
  by the Company:

  (i)
  pursuant to clause (C) of SECTION 5.2(b); provided that (A) the Company provides Parent at least five Business Days' notice of its intention to terminate this Agreement and enter into the definitive agreement with respect to the Superior Proposal, (B) the Company has duly considered any changes to this Agreement proposed by Parent prior to or during such five Business Day period, (C) the Company has complied with all provisions of SECTION 5.2 and (D) the Company makes simultaneous payment of the Termination Fee pursuant to SECTION 8.2(b);

  (ii)
  if (A) except as contemplated or permitted by this Agreement, any of the representations and warranties of Parent and Merger Sub set forth herein shall fail to be true and correct in all material respects in each case as of the Effective Date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be true and correct as of such date) or (B) Parent or Merger Sub shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (A) or (B), is not curable or, if curable, is not cured within 10 Business Days following written notice thereof to Parent from the Company;

  (d)
  by Parent:

  (i)
  if (A) except as expressly contemplated or permitted by this Agreement, any of the representations and warranties of the Company set forth herein shall fail to be true and correct in all respects in each case as of the date hereof or as of the Effective Date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be true and correct as of such date) or (B) the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (A) or (B), (x) would give rise to the failure of a condition set forth in SECTION 7.2(a) or (b) and (y) is not curable or, if curable, is not cured within 10 Business Days following written notice thereof to the Company from Parent;

  (ii)
  if (A) the Board of Directors (or any committee thereof) shall withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to Parent or Merger Sub or any other Adverse Recommendation Change shall have occurred, (B) the Board of Directors shall have failed to recommend to the Company stockholders that they approve and adopt this Agreement and the Merger at the Stockholders Meeting or (C) the Board of Directors shall have publicly approved or recommended an alternative Takeover Proposal.

        Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties in accordance with SECTION 9.2.

        SECTION 8.2. Effect of Termination.

          (a)    In the event of termination of this Agreement by either the Company or Parent as provided in SECTION 8.1, except as otherwise provided in SECTION 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or any of their respective Affiliates, stockholders, directors, officers, employees, agents, fiduciaries or consultants, provided that nothing herein shall relieve any party for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. The parties hereto hereby acknowledge and agree that notwithstanding any provision to the contrary (i) any payment of the Termination Fee pursuant to this SECTION 8.2 shall be the Parent and Merger Sub's sole and exclusive remedy with respect to such termination and all other damages or remedies, at law or in equity (including provisional remedies), are waived (it being understood that Parent and Merger Sub do not in any way waive any right to seek an injunction or specific performance of this Agreement in any situation other than following termination of this Agreement by Parent or Merger Sub) and (ii) it is the intent of Parent and Merger Sub that the limitations imposed hereby on remedies and the measure of damages shall apply regardless of the theory upon which recovery hereunder shall be sought.

  (b)
  Termination Fee.

  (i)
  In the event of termination of this Agreement (A) by Parent pursuant to SECTION 8.1(d)(ii) or (B) by the Company pursuant to SECTION 8.1(c)(i) above, then in each case the Company shall pay or cause to be paid to Parent, at the time of termination, an amount equal to $20 million (the "Termination Fee"), which amount shall be payable by wire transfer of same day funds to such account as Parent may designate in writing to the Company (the "Fee Account").

  (ii)
  In the event of termination of this Agreement pursuant to SECTION 8.1(b)(ii) or SECTION 8.1(d)(i) so long as before the date of such termination, a Takeover Proposal shall have been publicly announced or disclosed (or otherwise becomes widely known to the Company's stockholders) to the stockholders in the case of SECTION 8.1(b)(ii), and (x) within 12 months after the date of termination the Company shall have entered into any definitive agreement providing for, or consummated, a transaction with respect to any Takeover Proposal (solely for the purposes of this SECTION 8.2(b)(ii), each reference to "20%" in the definition of "Takeover Proposal" shall be changed to "35%") and (y) at the time of such termination, Parent and Merger Sub shall not have been in material breach of this Agreement, then the Company shall promptly, but in no event later than the date of the first to occur of the events described in the preceding clause (x) pay or cause to be paid to Parent the Termination Fee by wire transfer of same day funds to the Fee Account.

ARTICLE IX.

GENERAL PROVISIONS

        SECTION 9.1.    Non-Survival of Representations, Warranties and Agreements.

        The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to SECTION 8.1, "Termination," as the case may be, except that the agreements set forth in the last sentence of SECTION 6.5, "Access to Information," and the agreements set forth in Article II, "The Merger," SECTION 6.8, "Agreement to Defend and Indemnify," and SECTION 6.10, "Employee Matters," shall survive the Effective Time indefinitely (or, if shorter, for the periods set forth therein) and the agreements set forth in the last sentence of SECTION 6.5, "Access to Information," SECTION 8.2, "Effect of Termination," and SECTION 9.3—SECTION 9.13 shall survive termination or the Effective Time indefinitely.

        SECTION 9.2.    Notices.

        All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, confirmation received, (ii) on the first

Business Day following the date of dispatch if delivered by a recognized next-day courier service and (iii) on the third Business Day after deposit in the United States mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

    (a)
    if to Parent or Merger Sub:

      The Thomson Corporation
      Metro Center
      One Station Place
      Stamford, Connecticut 06902
      Attention:  Carl Tobiasen
      Facsimile:  (203) 539-7552

      with a copy (which shall not constitute notice) to:

      Covington & Burling
      1330 Avenue of the Americas
      New York, New York 10019
      Attention: J. D. Weinberg, Esq.
      Facsimile: (646) 441-9037

      and

      The Thomson Corporation
      Metro Center
      One Station Place
      Stamford, Connecticut 06902
      Attention:  Darren Pocsik, Esq.
      Facsimile:  (203) 357-9762

    (b)
    if to the Company:

      Information Holdings Inc.
      2777 Summer Street
      Suite 602
      Stamford, CT 06905
      Attention:  Mr. Mason P. Slaine
      Facsimile:  (203) 961-1431

      With a copy (which shall not constitute notice) to:

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Attention:  Steven J. Gartner, Esq.
      Facsimile:  (212) 728-9222

        SECTION 9.3.    Expenses.

        All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses. The parties hereto shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes resulting from the transactions contemplated by this Agreement.

        SECTION 9.4.    Headings.

        The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.5.    Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

        SECTION 9.6.    Assignment.

        This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

        SECTION 9.7.    Governing Law.

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws.

        SECTION 9.8.    Amendment.

        This Agreement may be amended by the parties hereto by action taken by Parent and Merger Sub, and by action taken by the Board of Directors at any time before the Effective

Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 9.9.    Waiver.

        At any time before the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties hereto with any of their agreements or conditions contained herein; provided, however, that after the stockholder approval of the Merger has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        SECTION 9.10.    Entire Agreement; No Third Party Beneficiaries.

          (a)   This Agreement, the Disclosure Schedules and any exhibits attached hereto, as well as the Confidentiality Agreement, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder, other than SECTION 6.8, "Agreement to Defend and Indemnify," which is intended to be for the benefit of and shall be enforceable by the officers and directors of the Company and its Subsidiaries and their heirs and representatives.

          (b)   Any information provided in any Disclosure Schedule hereto (other than in SECTION 1 or SECTION 4.8 of the Disclosure Schedules) is considered disclosed in each and every other Disclosure Schedule hereto (other than SECTIONS 4.2, 4.6 and 4.7 of the Disclosure Schedules) as to which such information is applicable, to the extent that it is apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure Schedule. The Company agrees that the disclosure in SECTION 4.8 of the Disclosure Schedules does not, and is not intended to, qualify any of its representations and warranties in this Agreement other than the representations and warranties in SECTION 4.8 hereof. Any disclosure in any Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be "material," shall not be construed against the Company, as an assertion that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

        SECTION 9.11.    Counterparts.

        This Agreement may be executed in one or more counterparts (including by facsimile), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        SECTION 9.12.    Interpretation.

        Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) "either" and "or" are not exclusive and "include", "includes" and "including" are not limiting; (ii) "hereof", "hereto", "hereby", "herein' and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (iv) all references to "filings" with the SEC shall construed to include documents "furnished" to the SEC; (v) references to a law include any amendment or modification to such law and any rules, regulations and delegated legislation issued thereafter, whether such amendment or modification is made, or issuance of such rules, regulations or delegated legislation occurs, before or after the date of this Agreement; and (vi) references to the "ordinary course of business" refer to the ordinary course of business consistent with past practice during the past year.

        SECTION 9.13.    Enforcement; Waiver of Jury Trial.

          (a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, New Castle County, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b)   Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this SECTION 9.13(b).

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFORMATION HOLDINGS INC.
By:	/s/ MASON P. SLAINE Name: Mason P. Slaine Title: President and Chief Executive Officer
THE THOMSON CORPORATION
By:	/s/ D.J. HULLAND Name: D.J. Hulland Title: Senior Vice President, Finance
THYME CORPORATION
By:	/s/ DARREN B. POCSIK Name: Darren B. Pocsik Title: Vice President and Secretary

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  Exhibit 2.1
TABLE OF CONTENTS
INDEX TO DISCLOSURE SCHEDULES
AGREEMENT AND PLAN OF MERGER
ARTICLE IX. GENERAL PROVISIONS